Exhibit 99

CTG Investors’ Conference Call

April 25, 2007

Jim Boldt, Chairman and CEO: Good morning, everyone. This is Jim Boldt. I want to thank you for joining us this morning for our First Quarter 2007 Earnings conference call. Joining me is our CFO, Brendan Harrington.

You saw in our earnings release, our first quarter came in a little bit better than expected. Our first quarter revenues were at the midpoint of our guidance, while our earnings were at the high-end of guidance. I’m going to ask Brendan to start us off this morning with a review of our financial results. Then I’ll talk about the trends we saw in the first quarter, as well as what we anticipate for the second quarter of the year. Then we’ll open the call for questions.

B. Harrington: Thanks, Jim. Good morning. Before I begin, I want to mention that statements made in the course of this conference call that state the company or management’s intentions, hopes, beliefs, expectations and predictions are forward-looking statements. It’s important to note that the company’s actual results could differ materially from those projected. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our news releases and from time-to-time, in the company’s SEC filings.

For the first quarter of 2007, CTG’s revenues were $80 million. Net income was $1.1 million. Net income per diluted share was $0.07 and, net income per diluted share excluding equity compensation was also $0.07. Revenues in the first quarter 2007 decreased by $3.6 million, or 4.3% compared to the first quarter of 2006, while net income increased by 43%.

Net income in the first quarter 2007 includes the gain on the sale of marketable securities of approximately $0.02 per diluted share. First quarter net income includes a $100,000 after-tax non-cash charge or equity compensation, or approximately $0.01 per diluted share, which is excluded from net income before equity compensation. The first quarter 2006 net income included a non-cash charge for equity compensation of $90,000 after-tax, or approximately one-cent per diluted share.

The proportion of solutions revenue was approximately 31% of total revenue, compared to 27% in the first quarter of 2006 and 31% in the fourth quarter of 2006. Direct costs as a percentage of revenue were 78.2% in the quarter, compared to 78.3% in the first quarter of 2006 and 75.5% in the fourth quarter of 2006. The lower percentage in the 2006 fourth quarter was due to employee benefit costs and favorable results on projects that ended in the fourth quarter, coupled with lower utilization rates in the 2007 first quarter as a result of the redeployment of consultants to support business development activities.

Revenues from IBM were $25 million in the first quarter 2007, as compared to $31.6 million in the first quarter 2006. Quarterly revenues from our European operations were $17.3 million in the 2007 first quarter, a 22% increase from the $14.2 million recorded in last year’s first quarter. Foreign exchange fluctuations accounted for approximately 10% of the 22% increase in our European revenues in the quarter.

The tax rate for the 2007 first quarter was 37.5% due to certain tax benefits recorded in the quarter. The expected tax rate for the 2007 full year is estimated to be between 38% and 40%.

The company had approximately 3,300 employees at the end of the first quarter 2007, of which approximately 88% are billable resources.

On the balance sheet, our days sales outstanding increased to 62 days from 57 days at the end of the first quarter 2006. Our days sales outstanding decreased slightly from 63 days at the end of 2006.

Our cash used in operations was approximately $2 million in the quarter. We had $505,000 in capital expenditures and we recorded depreciation expense of $622,000.

During the first quarter 2007, while adhering to SEC to imposed volume limitations, we repurchased 50,000 shares of CTG common stock. The repurchases in the first quarter were made at an average price of $4.62 per share.

As mentioned in our press release, we implemented a 10b5-1 plan on April 4, 2007 to allow for the continued share repurchases during the self-imposed blackout period. We will continue to manage our repurchase program during the second quarter of 2007. Jim?

J. Boldt: Thanks, Brendan. First, I’d like to say that overall, we were pleased with our first quarter results, despite the fact that we had a $6.7 million reduction in our revenues from IBM from last year’s first quarter, resulting from the decline in our staffing needs in the 2006 third quarter. Our first quarter revenues declined by $3.6 million, a lesser amount, as we replaced the IBM reduction with just over $3 million in increased revenue from other clients.

Obviously, with the $7 million reduction of the IBM business, our strategic staffing business declined overall when compared to the first quarter of last year. Demand for staffing was moderate at the beginning of the first quarter, but noticeably picked up as the quarter ended. As that strong demand is continuing in April, we expect to see an increase in our staffing business in the second quarter of the year when compared to the first quarter.

As to our solutions business in the first quarter of the year, we made additional investments in our healthcare business. In 2007, we’re investing in expanded offerings, more healthcare sales territories and additional sales staff in order to capitalize on our leading market position and the many opportunities in the healthcare market. To facilitate that effort, we took some of our senior healthcare business consultants out of billable roles in the first quarter of the year and reassigned them to help us pursue new opportunity. While the sales cycle for most of our healthcare solutions is typically six to nine months, we see several opportunities moving through the pipeline, which should benefit the second half of 2007.

With respect to the National Healthcare System project in the U.K., the project is progressing at a slower than expected pace. We do, however, anticipate placing additional staff on the project as the year progresses. As a result of our U.S. and U.K. healthcare practice, we recently opened an office in Germany to assist a European software company with the development of a hospital-related software package.

In the second quarter of 2007, we’re forecasting revenues in the range of $82 million to $84 million, 3% to 5% above first quarter revenues. Given the revenue forecast, we expect that our second quarter GAAP net income will be in the $0.05 to $0.07 per diluted share range and that cash earnings per share, which excludes equity compensation, to be in the $0.06 to $0.08 per diluted share range.

As to the full year, we believe that CTG’s 2007 revenues will be in the range of $336 million to $346 million, 3% to 6% above 2006 revenues. We expect that GAAP net income in 2007 will be in the range of $0.24 to $0.30 per diluted share, 14% to 43% above 2006 and the cash earnings per diluted share will be in the range of $0.28 to $0.34, an increase of 17% to 42%.

To sum it up, we performed a little bit better than expected in the first quarter of the year. Our staffing demand has recently picked up nicely, and we’re working on some relatively large healthcare engagements that we expect will benefit the second half of the year. Given some of the opportunities that we’re pursuing and our position in the market, we believe that we’re going to have a good year in 2007.

With that, I’d like to open the call for questions if there are any. Operator, would you please manage our question and answer period.

Rick Dauteuil, Columbia Management: Hello, Jim. I just have a couple of quick ones. The solutions business, other than healthcare, are you seeing any visibility on a pickup in some of the other verticals?

J. Boldt: Financial services was definitely up in the first quarter. It was up double-digit as well, but we’re placing all of our investment dollars in healthcare. Our healthcare business is three components. It includes payers, providers, which would be the hospitals and life sciences. We’re really investing primarily in the payers and provider market. That business was up 22% in 2006 and in the first quarter of 2007, it was up 33%. So it was up one-third and that’s where we’re … the sales people, etc.

In the first quarter of last year, it was about 14% of our business. This year, it’s 19%. It is the most profitable. If you look at it at a gross profit line, so before the corporate expenses, it’s the most profitable of our businesses.

We have a lot of healthcare projects, some of them are relatively large, that are in the pipeline. We think by concentrating on that area, that we can really stimulate the solutions growth.

R. Dauteuil: Are you doing the early stage work now, or is it just on the prospect side?

J. Boldt: Well, it’s both actually, depending on the project. Definitely in the first quarter, it was mainly prospecting. We’re probably up to the proposal stage on many of them. A lot of the larger ones are with some new entities, for instance, the RHIOs, the regional health information organizations. So it’s the first time that we’ve dealt with the customer. The customer actually was just formed, has multiple funding sources.

The projects that we’re doing have never been done anywhere before. So it’s kind of leading-edge stuff. It makes it kind of difficult for us to project how long the sales cycle is going to be because no one has ever sold some of these before. But each one of them is progressing as it should progress. I mean we keep moving to the next stage, etc.

We expect that certainly by the conference call for the second quarter, the one that we’ll have in July, that we’ll probably give a lot more visibility into which ones are going to close and when some of them are going to close, but they’re definitely moving in the right direction.

R. Dauteuil: Partners on these?

J. Boldt: No. Well, there are in a few. Obviously, we don’t do hardware, etc. On most of them, though, we would essentially be the prime and we’d have other people providing hardware and some of the other areas that we don’t really focus on.

R. Dauteuil: When you say that the focus is on healthcare, are any of the assets or any of the people, can they be migrated from one to the other, or is it really you need to find new talent?

J. Boldt: You need to find new talent. Healthcare is pretty specialized. I think if you took a bright person out of financial services and put them in healthcare for a couple of years, they probably could become productive, but it would literally take a couple of years before they understood how a hospital operated.

R. Dauteuil: In the quarter, you’ve had the buyback of only 60,000. Was that just because of volume issues, or did you pull back some?

J. Boldt: Well, no. We were definitely limited, based upon volume. Thank you for the idea. We didn’t create the ability to buy during the blackout until after the fourth quarter call. So we didn’t actually begin to buy stock until the beginning of March because we had the self-imposed blackout period, but that really influenced it more than anything, I think. We had two months when we effectively didn’t buy anything. Using this, though, going forward, we should be able to buy….

R. Dauteuil: But between payroll, or an on payroll quarter?

J. Boldt: This quarter was between payrolls.

R. Dauteuil: Okay. When I look at the operating margin, it still looks pretty weak. It sounds like that should trend favorably with some of the nice growth opportunities, particularly in healthcare, which you say is among the strongest margins as we go through the year and especially in the second half. Is that how you see it playing out? Where do you hope to see the operating margin trend up to by year-end?

J. Boldt Well, a couple of things happened in the first quarter. I don’t want to say we did it deliberately, but we did it consciously. We hired sales people and took these very high-end business consultants out of normally billing and have them pursuing them these larger opportunities. So the margin in the first quarter consciously is lower than is probably needed to be if we decided that we just were going to continue long as we have in the past.

In the second quarter, we’re doing less of the investments because we’re expecting some of these projects to begin to at least move into a billable phase. So the margins will probably go up, at least based upon our guidance, the more 2.3% to 2.5% range. Then it’s largely dependent on these, particularly the healthcare projects that we’re talking about. Certainly if those were to close by the fourth quarter, we could get operating margins above 3%. That would be relatively easy to do, depending on which ones close.

Our problem at the moment is, as I said before, we just haven’t done business with these customers before. We have some in our forecast going forward at the moment, but we have a very rigid system of it. If you’ve not done business with the customer before, if you don’t have a verbal on a particular project that you don’t include it in the forecast until you either have a history of knowing you’re going to win so many of these. So we have some of this work in our forecast for the second half of the year, but we don’t have it heavily…. As I said, I think we’re going to be able to tell you a lot more in 90 days.

R. Dauteuil: Just for the fun of it, if you were to do 3% or higher operating margins in Q4, I think that implies a double-digit or pretty darn close to a double-digit earnings per share kind of number. I’m not saying it’s going to happen. Probably some things have to come in place, but that has to imply something like $0.10 or more cents, in which case my guess is your guidance has to be too low if you’re going to approach something like that.

J. Boldt: Well, it probably depends on what you assume, where you go over a 3%. Three percent is about $0.09 per share. It’s not that our guidance it too low. It’s just that we don’t know enough about these particular projects to be able to project them. I suppose we could come out and say we’re going to win all of them. We never do that because that’s way too optimistic, or we’re going to win half of them.

R. Dauteuil: That’s fair, but you’ll have a better idea in 90 days.

J. Boldt: Absolutely, yes.

R. Dauteuil: Okay. Just remind me, the IBM business, we learned about it, I think, on the Q2 call last year, but the impact was more Q3-Q4, right?

J. Boldt: Right. About half of it factored in Q3 because it happened in the middle of the quarter. It was fully factored in in Q4.

R. Dauteuil: So we have one more tough quarter of tough compare for IBM next quarter.

J. Boldt: Yes. Actually, the second quarter last year was the best IBM revenue. It was $33.2 million, so it went up a couple of million dollars between the first and second quarter.

R. Dauteuil: Where was IBM in Q4? I’m just getting a sense of sequentially, how it’s tracked.

J. Boldt: Q4 was around $23.6 million and Q1 was around $25 million.

R. Dauteuil: So trending up slightly.

J. Boldt: Yes.

R. Dauteuil: Okay. That’s, I think, all I have. I appreciate it. Thanks.

J. Boldt: Okay. Thank you.

Bill Sutherland, Boenning Scattergood: Jim, can you give us a little update on the U.K.?

J. Boldt: Sure. This is the world’s biggest IT project, so unfortunately, they have the world’s biggest problems. They’re five regions. It’s a $10 billion project in total. It’s been going for just about three years now. The problem is really software. It has nothing to do with us.

The northern regions, the northern three regions have no software to use whatsoever. The southern region has software, but they’ve actually done installs. They’ve done a handful of hospitals. We actually had staff on every one of the installs. Like most development projects, they took U.S. software, adapted it for the English hospital system and did some installs to see how it would work. Typical of what happens on a project this size, users came back and said, “Oh, it can do this. I’d like it to do that.”

So now the software manufacturer is really in the second go-around of re-doing the software. I think the next version that comes out will be something that at least the regions that have picked the software, and there are two that picked the software vendor, can really start to do a reasonable number of installs, but the software has to get updated first.

Just to kind of put it in perspective, there’s about 1,000 hospitals in England. They’ve done a handful. There are 9,000, as I recall, physicians and this software is going to have to integrate in the physicians and then there are medical centers, etc. that also have to get upgrades. Our expertise really is on the implementation side. That’s a lot of what we do in the United States. So we really have only seen, we think, the tip of iceberg in terms of what’s going to happen in terms of the English healthcare system.

But the biggest thing that worries me, quite frankly, about our opportunity in England is the ability to get people. It’s not that they’re going to need the people, but there are only so many people that have a background in healthcare. They’re very expensive, but we do fly some of the higher-end consultants from the United States. It’s obviously very expensive to locate people over there for a temporary period of time. Most of the work is going to have to be done by people who live in England and it’s a question of how many can we get once the full project starts up.

B. Sutherland: So how much revenue is impacting the quarter?

J. Boldt: The annualized run rate is about $6 million.

B. Sutherland: And that’s where it’s been?

J. Boldt: It was probably $5 million at the end of the previous quarter. Last year, it was fairly consistent. It kind of went up when we were actually doing some work on implementation and then leveled off. Again, we’re waiting for the software to become available.

B. Sutherland: Now you’re in the southern region where the software actually works. Is that likely to be the package that is utilized in the other regions? Would that mean you might be involved in other regions, or not?

J. Boldt: It’s quite possible as they move forward. Actually, their particular software, it wasn’t the original selection for the region. They actually switched because it was much closer and began to use it. The London region—London itself is its own region—last August also switched to use this particular software. Then the three northern regions are using a different software entirely. We know that it’s not available, but we don’t have as many people in the north. We don’t know what stage that we’re really in. But to our knowledge, they haven’t done any installations in the hospitals. So yes, as the London region picks up, our offices happen to be in London. We definitely are beginning to market to the London area.

B. Sutherland: So the best that you can see, is this something that is going to just ebb along and slowly move from region-to-region? Or will there be a sort of ignition point where implementations are going so well that they speed it up?

J. Boldt: I think it’s the latter. I think that the original contracts, or at least this is my understanding—we don’t have one obviously—was that there was a timetable set in the original contracts to do the installs at the hospitals. The hold-up has just been the software. They now have software that works in a hospital. Maybe it’s not exactly what they want, but it’s functional and you can run the hospital on it.

When the version comes out that the NHS says, “This is exactly what we want, or it’s close enough to what we want,” I think at that point you get an ignition point. Because two of the regions now are using that software, I think it probably happens in two regions at once. Then the real question is how many people can you get to work on the project.

B. Sutherland: The last thing I wanted to ask you on the healthcare side is these RHIOs. Can you give us a sense of the market opportunity and then how it’s sort of developing and maybe the nature of a typical job?

J. Boldt: It, quite frankly, is all over the place. It’s different in the various RHIOs. The RHIOs are a combination of the payers and providers. They usually kind of control the RHIO. They would control the board of directors. The funding is coming both from the payers and providers. Depending on the area, one will contribute more than the other. In many areas, it’s the payer contributing the larger amount because in the end, they get lower cost. So they are the ones that really benefit from it.

Many of the states, New York State, for instance, is funding grants into the RHIOs in order for them to do things. There are so many different projects that they’re talking about, it’s kind of unbelievable. I think the one that probably has the biggest payout is Regional Electronic Medical Record Systems. The duplicate of cost running the same task twice, the data mining that could be done off of having a regional database of medical records could have a huge impact on the healthcare system. So I think that’s probably one that they’ll look at first. I know many of the RHIOs are. It has the biggest pay off and it’s a big project.

B. Sutherland: Is there one software vendor that’s the main guy?

J. Boldt: No, because it’s basically a database system and you’re running off of servers most likely. There are lots of good databases out there.

B. Sutherland: How many RHIOs are there?

J. Boldt: I don’t even know anymore. I mean in New York City, there’s three and in Buffalo there’s one. They’re cities that we participate in. I can probably name the number. I would guess, and this is just a guess, but most cities kind of Buffalo size probably just have one and then the larger metropolitan areas probably have one to three.

B. Sutherland So we’re talking a few hundred.

J. Boldt: Yes, and I think at some point, the areas not covered by a RHIO; so let’s say Buffalo, there’s a larger around us that a Buffalo RHIO will probably pick up that as well.

B. Sutherland: You figure next year, with some luck, you’ll be working for maybe one half a dozen RHIOs? Is that kind of the number?

J. Boldt: I couldn’t give you an estimate right now. I’m still trying to figure out how many we’re going to work for this year.

B. Sutherland: Interesting. I missed a couple of numbers. If you don’t mind, what was solutions percent total for the quarter?

J. Boldt: It was 32% this quarter and last year—

B. Sutherland: I have that, thank you. Then employees for this quarter?

J. Boldt: Thirty-three hundred.

B. Sutherland: Thirty-three hundred. So that was unchanged?

J. Boldt: Yes.

B. Sutherland: Okay. Just roughly, how many consultants do you have out in business development on the bench?

J. Boldt: I actually don’t know the number. I’m sorry; I gave you a wrong number. It was 31% in the first quarter of this year with solutions.

B. Sutherland: Okay.

J. Boldt: I don’t know because we didn’t actually do it that way. Some of them only came off of billable assignments for a period of time to work on—

B. Sutherland: Oh, I see, just for a month or so.

J. Boldt: Exactly.

B. Sutherland: Okay. Thanks, Jim.

J. Boldt: Okay; thank you. I’d like to thank you for your continued support and for joining us this morning. Have a great day.